                                                                       EXHIBIT 2

                         FORM OF SUBSCRIPTION AGREEMENT

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

1.       SUBSCRIPTION: The undersigned,
         (the "Subscriber") hereby subscribes for the purchase of         Units
         of Environmental Solutions Worldwide, Inc., a Florida corporation (the
         "Company"), in consideration of the sum of $1.00 per Unit for an
         aggregate of $       and submits the total subscription price with this
         Subscription Agreement (the undersigned's "Subscription"). Each Unit consists of one share of Common Stock, $0.001 par value per share (the
         "Common Stock") and one warrant (the "Warrant" and, together with the
         Common Stock, the "Securities") to purchase an additional share of
         Common Stock at an exercise price of $1.20 per share. The exercise period of each Warrant is five (5) years from the date of this
         Agreement.

         The undersigned's subscription is subject to the following terms and conditions:

         a.       No certificate(s) for shares of Common Stock or Warrants will be issued to the undersigned until the entire subscription price as set forth in Paragraph 1 above is paid; and,

         b.       The certificates representing the shares of Common Stock and
                  Warrants delivered pursuant to this Subscription Agreement shall bear a restrictive legend substantially as follows:

                  The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended, nor any other
                  applicable securities act (the "Acts"), and may not be sold, transferred, assigned, pledged or otherwise distributed,
                  unless there is an effective registration statement under such
                  Acts covering such securities or the Company receives an
                  opinion of counsel for the holder of these securities
                  (concurred on by counsel for the Company) stating that such sale, transfer, assignment, pledge or distribution is exempt from or in compliance with the registration and prospectus delivery requirements of such Acts.

2.                REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER. The
                  Subscriber hereby represents and warrants to the Company:

         a.       THE UNDERSIGNED SUBSCRIBER UNDERSTANDS THAT THE COMMON STOCK
                  AND WARRANTS BEING OFFERED HEREBY HAVE NOT BEEN APPROVED OR
                  DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE
                  COMMISSION; ANY STATE SECURITIES AGENCY; OR ANY FOREIGN
                  SECURITIES AGENCY.

                                                                           ESWW
                                                                October 6, 2000

         b. The undersigned Subscriber is not an underwriter and is acquiring the Securities solely for investment for his or her own account and not with a view to, or for, resale in connection with any distribution in violation of any federal securities act, state securities act or any other applicable federal or state laws;

         c. The undersigned Subscriber understands the speculative nature and risks of investments associated with the Company, and confirms that the
Securities would be suitable and consistent with his or her investment program;
that his or her financial position enable him or her to bear the risks of this investment; and, that there is no public market for the Securities subscribed for herein;

         d. The Securities subscribed for herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of, if such disposition will violate any federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, giving, and any form of conveying, whether or not voluntary;

         e. To the extent that any federal, and/or state securities laws shall require, the [MISSING TEXT?] this Agreement shall be without preference as to assets;

         f. Except as set forth in Section 4 hereof, the Company is not required to register or seek an exemption from registration under any federal securities act, state securities act, or any foreign securities act respecting the offer and issuance of the Securities. Subject to Section 4 hereof, the Company will undertake its reasonable best efforts to file on a timely basis such reports and information with the Securities and Exchange Commission (the "SEC") as the same are required by the Securities Exchange Act of 1934, as amended (the "1934 Act")
and to not seek deregistration of the Common Stock from such Act;

         g. The Subscriber has had the opportunity to ask questions of the
Company and has received additional information from the Company to the extent that the Company possessed such information, necessary to evaluate the merits and risks of any investment in the Company. Further, the Subscriber has been given: (1) all material books, records and financial statements of the Company or the Subscriber has had or been given access thereto; (2) all material contracts and documents relating to the proposed transaction; (3) an opportunity to question the appropriate executive officers of the Company; and, (4) copies of all registration statements and reports filed with the United States
Securities and Exchange Commission.

         h. The Subscriber has satisfied the suitability standards imposed by his or her place of residence and has a pre-existing business relationship with the Company;

         i. The Subscriber has adequate means of providing for his current needs and personal contingencies and has no need to sell the Securities in the foreseeable future (that is at the time of the investment, Subscriber can afford to hold the investment for an indefinite period of time);

                                                                           ESWW
                                                                October 6, 2000

         j. The Subscriber has sufficient knowledge and experience in financial matters to evaluate the merits and risks of this investment and further, the
Subscriber is capable of reading and interpreting financial statements;

         k. The Subscriber acknowledges that it is a "sophisticated investor" as that term is defined in United States court decisions and the rules, regulations and decisions of the SEC and that it is an "accredited investor" within the meaning of Regulation D as promulgated under the Securities Act of 1933, as amended; and

         l. The Subscriber acknowledges that if he/she/it is a resident of the
State of Florida, he/she/it has the privilege of declaring this transaction null and void provide the Subscriber communicates such intention to the Company in writing within three (3) days of the of the tender of his/her/its consideration.

3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF COMPANY: The Company hereby represents and warrants to, and agrees with, the Subscriber as follows:

         a. Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of
Florida and is qualified to transact business and is in good standing as a foreign company in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business, results of operations, financial condition, or prospects of the
Company. The Company has all required power and authority to own its property and to carry on its business as now conducted and proposed to be conducted.

         b. Validity of Transaction. The Company has all requisite power and authority to execute, deliver, and perform this Agreement and to issue the
Securities to the Investor. All necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement and to authorize the issuance and sale of the Securities. This
Agreement has been duly authorized, executed, and delivered by the Company, is the legal, valid, and binding obligation of the Company, and is enforceable as to the Company in accordance with its respective terms.

         c. Consents. Except as to filings which may be required under applicable state securities regulations, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any Federal, state, local, or other governmental authority or of any court or other tribunal is required by the Company in connection with the transactions contemplated hereby. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company is a party, or by which any of its properties or assets is bound, is required for the execution, delivery, or performance by the Company of this Agreement and the execution, delivery, and performance of this Agreement by the Company will not violate, result in a breach of, conflict with, or entitle any party to terminate or call a default under any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the Certificate of Incorporation or the By-laws of the Company, or violate, result in a breach of, or conflict with any law, rule,

                                                                           ESWW
                                                                October 6, 2000

regulation, order, judgment, or decree binding on the Company or to which any of its operations, business, properties, or assets is subject.

         d. Issuance; Authorization. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. The issuance, sale and delivery of the Units, including the shares of Common Stock and the Warrants, including the shares of
Common Stock to be issued upon exercise of the Warrants, are or will be duly authorized, have been or will be reserved for issuance and will be validly issued, fully paid, and non-assessable, will not have been issued in violation of any preemptive right of the equity holders or rights of first refusal, and the Subscriber will have good title to the Securities, free and clear of all liens, security interests, pledges, charges or encumbrances of any kind.

         e. No Violation or Conflict; No Default. Neither the nature of the business of the Company nor the execution, delivery or performance of this
Agreement, or any related documents by the Company, nor the compliance with its obligation hereunder or thereunder, nor the consummation of the transactions contemplated hereby, nor the issuance, sale or delivery of the Securities will:

         (1) Violate or conflict with any provisions of the Company's
Certificate of incorporation or By-laws;

         (2) Violate or conflict with any applicable laws, except where such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect; or

         (3) Violate, be in conflict with, or constitute a breach or default (or any event which, with the passage of time or notice or both, would become a default under), or permit the termination of, or require the consent of any person or entity under, result in the creation or imposition of any lien or other encumbrance upon any property of the Company under, result in the loss by the Company or modification in any manner adverse to the Company of any right or benefit under, or give to any other person or entity any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation under, any mortgage indenture, note, debenture, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral (collectively, "Contracts") to which the Company is a party or by which their properties may be bound or affected except as would not, individually or in the aggregate, reasonable be expected to have a material adverse affect on the Company's financial position.

         (4) The Company is not in default under any Contract, the Certificate of Incorporation or the By-laws of the Company or any applicable judgments or orders, except where such default would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

         f. Offering. Subject in part to the truth and accuracy of the
Subscriber's representations set forth in this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration of any applicable state and

                                                                           ESWW
                                                                October 6, 2000

federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption. The foregoing representation applies only to Federal and state law. The Company expresses no opinion with respect to foreign law.

    g. Patents, Trademarks, etc. To the Company's knowledge, the Company owns, or has the right to use, all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to its business as now conducted without conflicting with or infringing upon the right or claimed right of any person under or with respect to any of the foregoing.
Except for hardware and software licenses entered into in the ordinary course of business, the Company is not bound by or a party to any options, licenses or agreements of, any kind with respect to patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights of any other person or entity. The Company has not received any communications alleging that the Company has violated the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware of any violation by a third party of any of the Company's patents, trade marks, service marks, trade names, copyrights, trade secrets or other proprietary rights.

    h. Litigation, etc. There is no action, suit, proceeding or investigation pending or threatened in writing, against the Company or any of its officers, which, either in any single case or in the aggregate, would result in any material adverse change in the business, properties, financial condition, results of operations or prospects of the Company, or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the
Company, and none which questions the validity of this Agreement, with the exception of a formal investigation initiated by the United States Securities and Exchange. (See Accompanied Note) The Company is not a party or subject to any writ, order, decree or judgment, and there is no such action, suit, proceeding or investigation by the Company currently pending or which the
Company intends to initiate.

    i. Liabilities; Financial Statements; Capitalization; Absence of Changes;
Taxes. As of June 30, 2000, and prior to giving effect to the offering of the
Securities, the Company had total assets and total liabilities of approximately
$201,960 and $342,111, respectively, and shareholders' equity of approximately
$(140,151) consisting of (i) stated or par value of $0.001, (ii) paid-in-capital of $1,853,965, and (iii) accumulated deficit of $2,022,118. As of the Closing of the Offering, the Company shall not be subject to any material adverse change with respect to its financial condition. Further, the financial statements of the Company as filed with the SEC in the Company's Annual Report on Form 10K for the period ending December 31, 1999 and in the Company's Quarterly Report on
Form 10Q for the period ending June 30, 2000 (such Form 10K and Form 10Q, together with the Company's Proxy Statement as filed with the SEC in August
2000, the "SEC Reports") are true and correct in all material respects and there has been no material adverse change in the Company's business, financial condition or prospects, not otherwise contemplated in such Reports, since the dates of such Reports. Further, such SEC Reports accurately reflect the number of outstanding shares of capital stock of the Company, including any options, warrants and/or rights to acquire capital stock of the Company that may

                                                                           ESWW
                                                                October 6, 2000

be outstanding or subject to agreement, arrangement or understanding.
Immediately prior to the issuance of the Securities, the Company had outstanding
[28,772,538] shares of Common Stock, 700,000 shares of Special Stock, no par value but having a fixed value of an aggregate of $453,900, and 1,222,500 shares of Common Stock subject to warrants, rights and options. The Company has made or duly filed all federal and all state or other jurisdictional tax returns required to be filed with respect to the Company in a timely manner and the
Company has paid all taxes and other governmental assessments and charges, as the same may be applicable, shown or determined to be due. Three are no liens for taxes upon the assets of the Company.

      j. Foreign Corrupt Practices Act. Neither the Company nor any director, officer, agent, or other person acting on behalf of the Company has, in the course o(pound) his or its actions for or on behalf of the Company violated any provision of the US Foreign Corrupt Practices Act of 1977, as amended or the regulations thereunder.

      k. Related Party Transactions. Except as set forth in the SEC Reports or on a Schedule hereto, no director, officer or affiliate of the Company or a related party thereto is a party to any material transaction, arrangement or agreement with the Company.

      l. Disclosure. All information relating to or concerning the Company set forth in this Subscription Agreement and the SEC Reports is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance, including claim or litigation proceeding, whether actual or threatened, has occurred or exists with respect to the Company or its business or property or financial condition which has not been publicly disclosed or which has not been disclosed to Subscriber.

      m. Indemnification. The Company hereby agrees to indemnify and hold harmless the Subscriber, its officers, directors, shareholders, employees, agents, and attorneys against any and all losses, claims, demands, liabilities, and expenses (including reasonable legal or other expenses, including reasonable attorneys' fees) incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act of 1933, as amended, the 1934 Act, under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses (a) arise out of or are based upon (a) Subscriber's purchase and ownership of the Securities, (b) any untrue statement or alleged untrue statement of a material fact made by either party and contained herein or
(c) arise out of or are based upon any breach of any representation, warranty, or agreement made by the Company contained herein.

4. REGISTRATION OF SHARES:

      The Company agrees to register, on ___ occasion, the Securities subscribed for herein, upon receipt of a written request from the Subscriber and to keep such registration statement current until the earlier of (i) sale of the Common
Stock thereunder or (ii) twelve months. Further, the Company agrees to register the Securities subscribed for herein at any time that the Company files a registration statement with the Securities and Exchange Commission on Forms

                                                                           ESWW
                                                                October 6, 2000

S-l, S-2, S-3, S-4, or SB-2. The Company shall pay all expenses incident to such registration other than selling commissions of the Subscriber.

5. STATUS OF PURCHASER:

         [ ] I am not a member of, or an associate or affiliate of a member of the National Association of Securities Dealers.

         [ ] I am a member of, or an associate or affiliate of a member of the National Association of Securities Dealers. Attached is
                  a copy of an agreement signed by the principal of the firm with which I am affiliated agreeing to my participation in this investment.

6. CONDITIONS. As a condition of Subscriber's subscription offered hereby, all representations, warranties and agreements in Section 3 hereof shall be true and correct. In addition, the Company shall provide or cause to be provided to
Subscriber copies of board resolutions approving the issuance of the Securities as well as a legal opinion respecting the due organization and standing of the
Company as well as the authorization and issuance of the Securities each in form and substance as is customary in transactions as contemplated hereby.

7. MISCELLANEOUS: This Subscription Agreement shall be binding upon the parties hereto, their heirs, executors, successors, and legal representatives. The law of the state of Florida shall govern the rights of the parties to this
Agreement. This Agreement is not assignable without the prior written consent of the Company, and any attempt to assign any rights, duties or obligations which arise under this Agreement without the Company's prior express written consent shall be void.

      a. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but, when taken together, shall constitute a single instrument.

      b. Entire Agreement. This Agreement shall constitute the entire agreement between the parties respecting the matters contemplated hereby and shall supercede any other prior oral or written agreement or understanding respecting such matters.

      c. Survival. The agreements, representations and warranties contained herein shall survive the closing of the transactions contemplated herein.

      d. Brokers and Commissions. The Company shall be responsible for the payment of any finders' fees relating to or arising out of the transactions contemplated hereby.

      The undersigned Subscriber hereby declares and affirms that he or she has read the within and foregoing Subscription Agreement, is familiar with the contents thereof and agrees to abide by these terms and conditions therein set forth, and knows the statements therein to be true and correct.

                                                                           ESWW
                                                                October 6, 2000

         IN WITNESS WHEREOF, the parties have executed this Subscription
Agreement this 6th day of October, 2000, at New York, New York.

SUBSCRIBER

By: ___________________
Name:  John J. Hannan
Title:    Trustee

ACCEPTED BY:

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

By:      _________________________
Name: _________________________
Title:   _________________________

                                                                           ESWW
                                                                October 6, 2000